Filed Pursuant to Rule 433 of the Securities Act

Registration No. 333-256668

October 10, 2023

Final Pricing Terms

Energy Transfer LP

$1,000,000,000 6.050% Senior Notes due 2026

$500,000,000 6.100% Senior Notes due 2028

$1,000,000,000 6.400% Senior Notes due 2030

$1,500,000,000 6.550% Senior Notes due 2033

Issuer:	Energy Transfer LP

Ratings (Moody’s / S&P / Fitch)*:	Baa3 / BBB / BBB-

Security Type:	Senior Unsecured Notes

Form:	SEC Registered

Pricing Date:	October 10, 2023

Settlement Date (T+3):	October 13, 2023. We expect that delivery of the notes will be made to investors on or about October 13, 2023, which will be the third business day following the date hereof. This settlement cycle is referred to as “T+3.” Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date hereof will be required, by virtue of the fact that the notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date hereof should consult their own advisors.

Net Proceeds (before offering expenses):	$3,973,485,000

Delivery:	DTC (deliverable through Euroclear and Clearstream)

	$1,000,000,000 6.050% Senior Notes due 2026	$500,000,000 6.100% Senior Notes due 2028	$1,000,000,000 6.400% Senior Notes due 2030	$1,500,000,000 6.550% Senior Notes due 2033
Principal Amount:	$1,000,000,000	$500,000,000	$1,000,000,000	$1,500,000,000

Maturity Date:	December 1, 2026	December 1, 2028	December 1, 2030	December 1, 2033

Interest Payment Dates:	June 1 and December 1, beginning December 1, 2023	June 1 and December 1, beginning December 1, 2023	June 1 and December 1, beginning December 1, 2023	June 1 and December 1, beginning December 1, 2023

Benchmark Treasury:	4.625% due September 15, 2026	4.625% due September 30, 2028	4.625% due September 30, 2030	3.875% due August 15, 2033

Benchmark Treasury Price / Yield:	99-19 / 4.774%	99-31+ / 4.628%	99-23 / 4.672%	93-25+ / 4.667%

Spread to Benchmark:	+130 bps	+150 bps	+175 bps	+190 bps

Yield to Maturity:	6.074%	6.128%	6.422%	6.567%

Coupon:	6.050%	6.100%	6.400%	6.550%

Public Offering Price:	99.941% of the Principal Amount	99.887% of the Principal Amount	99.885% of the Principal Amount	99.886% of the Principal Amount

Make-Whole Call:	T+20 bps	T+25 bps	T+30 bps	T+30 bps

Call at Par:	On or after November 1, 2026	On or after November 1, 2028	On or after October 1, 2030	On or after September 1, 2033

CUSIP / ISIN:	29273V AR1 / US29273VAR15	29273V AS9 / US29273VAS97	29273V AT7 / US29273VAT70	29273V AU4 / US29273VAU44

Joint Book-Running Managers:	Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

SMBC Nikko Securities America, Inc.

Barclays Capital Inc.

BBVA Securities Inc.

BMO Capital Markets Corp.

BofA Securities, Inc.

CIBC World Markets Corp.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

Fifth Third Securities, Inc.

J.P. Morgan Securities LLC

Natixis Securities Americas LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

Regions Securities LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

TD Securities (USA) LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Additional Information

The Issuer has filed a registration statement (including a base prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for this offering (the “Notes Preliminary Prospectus Supplement”). Before you invest, you should read the Notes Preliminary Prospectus Supplement, the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, you may obtain a copy of the Notes Preliminary Prospectus Supplement and related base prospectus if you request it by calling Mizuho Securities USA LLC toll free at 1-866-271-7403, Morgan Stanley & Co. LLC toll free at +1-866-718-1649, MUFG Securities Americas Inc. toll free at 1-877-649-6848 or SMBC Nikko Securities America, Inc. toll free at 1-888-868-6856.

This pricing term sheet supplements the Notes Preliminary Prospectus Supplement filed by Energy Transfer LP on October 10, 2023 relating to the base prospectus dated June 1, 2021.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.